                                  Exhibit 10.24

                            NONCOMPETITION AGREEMENT

     AGREEMENT DATED AS OF OCTOBER 31, 1995 BETWEEN DAWN TECHNOLOGIES, INC. AND JOHN MCTIGUE.

     The parties agree as follows:

1.   THE PARTIES

     (a) The parties to this agreement are Dawn Technologies, Inc. and John McTigue.

     (b) Dawn Technologies, Inc. is a Delaware corporation. It has an office at 560 White Plains Road, Tarrytown, New York 10591. It is referred to below as "Dawn".

     (c) John McTigue is an individual person. His address is 3 Huckelberry Court, Kinnelon, N 07405. He is referred to below as "Former Employee".


2.   ACKNOWLEDGEMENTS

     (a) Before the effective date of this agreement, Former Employee was a senior officer and a director of Dawn. Former Employee acknowledges that during the course of his employment with Dawn, he gained extensive knowledge concerning several aspects of Dawn's business. In addition, Former Employee acknowledges that he gained information of a confidential and proprietary nature relating to Dawn and its business.

     (b) In consideration of the payments and other consideration provided for herein, Former Employee shall be bound by the covenants set forth herein.

3.   COVENANT NOT TO COMPETE

     (a) During the term of this agreement, Former Employee shall not do any of the following:

       (i) Former Employee shall not conduct any business involving the manufacture, assembly or sale of any product actually or proposed to be manufactured, assembled or sold by Dawn or any of its subsidiaries during his employment by Dawn.

      (ii) Former Employee shall not directly or indirectly render any services of any nature, including advisory services, to any manufacturer or seller of any product actually or proposed to be manufactured or sold by Dawn or any of its subsidiaries at any time during his employment by Dawn.

     (iii) Former Employee shall not invest in, solicit others to invest in or otherwise render financial assistance to any manufacturer or seller of any product actually or proposed to be manufactured or sold by Dawn or any of its subsidiaries during his employment by Dawn.

     (b) During the term of this agreement and for two years thereafter, Former Employee shall not do any of the following:

       (i) Former Employee shall not disclose any information reasonably known to him to be proprietary or confidential information belonging to Dawn or any of its subsidiaries.

      (ii) Former Employee shall not hire or solicit the employment of any person who was employed by Dawn or any of its subsidiaries at any time during the calendar year preceding the hiring or solicitation.

     (c) The prohibitions set forth in subsections (a) and (b) shall apply to the acts of Former Employee individually or the acts of Former Employee through any corporation, partnership or other entity with which he may be associated. Former Employee shall be deemed to be associated with any entity of which he is an officer, director, consultant, agent, employee, stockholder, partner or owner.

     (d)(i) The prohibitions set forth in subsections (a), (b) and (c) shall not apply to actions taken at the request, or with the consent of or for the benefit of Dawn.

      (ii) The prohibitions set forth in subsections (a), (b) and (c) shall not prohibit Former Employee from owning publicly traded investment securities in any corporation or other entity if he owns no more than five (5%) percent of the total outstanding securities of any class of that corporation or other entity or no more than five (5%) percent of the total voting securities of that corporation or other entity.

4.   REMEDIES

     Former Employee acknowledges that the rights of Dawn under this agreement are of a specialized and unique character and that a breach, or threatened breach of this agreement by Former Employee, will cause Dawn irreparable injury and damage which cannot be reasonably or adequately compensated in damages or in action at law. In the event of a violation of the terms of this agreement, Dawn shall, in addition to any other relief, be entitled to injunctive relief in any court of competent jurisdiction.

5.   PROVISIONS CONCERNING REMEDIES

     (a) The failure of either party to require performance by the other party of any provision of this agreement shall in no way affect the right of that party to enforce that provision at any other time, nor shall it affect the party's right to enforce any other provision of this agreement. The waiver by any party of a breach of any provision of this agreement shall not be taken or held to be a waiver of any subsequent breach of the provision or as a waiver of the provision itself.

     (b) If it is determined that any provision of this agreement is too broad or otherwise unenforceable for any reason, Former Employee expressly agrees that any court of competent jurisdiction may narrow the terms of the provision so as to render them enforceable according to their intent and purpose.

6.   COMPENSATION

     (a) As full compensation for his compliance with his covenants contained herein, Dawn shall provide Former Employee with the consideration set forth below in this subsection.

          (i) Dawn shall pay Former Employee his salary at the rate previously paid to him during calendar year 1995 through October 31, 1995.

          (ii) Dawn shall pay Former Employee Sixty Thousand ($60,000.00) Dollars on or before March 31, 1996. At least Fifteen Thousand ($15,000.00) Dollars of the foregoing Sixty Thousand ($60,000.00) Dollars has been paid to Former Employee.

          (iii) Dawn shall provide Former Employee with health insurance coverage to the same extent previously provided to him by Dawn until the earlier to occur of his eligibility to participate in a new employer's health insurance plan or December 31, 1996.

          (iv) Dawn has previously issued to Former Employee 237,500 shares of its Common Stock pursuant to Dawn's Stock Bonus Plan which have, as of the date hereof, not become vested. The foregoing 237,500 shares of Common Stock of Dawn are deemed vested and the property of Former Employee. Dawn waives any rights pursuant to its Stock Bonus Plan to repurchase said shares.

         (v) (1) Dawn shall pay Former Employee an amount (the "Commission") equal to one-half of one percent (1/2 of 1%) of "CBU Revenues" for any calendar quarter if the net profits on sales of CBU's for that quarter were at least ten (10%) percent, or one-quarter of one percent (1/4 of 1%) of "CBU Revenues" if the net profits on sales of CBU's for that calendar quarter were at least five (5%) percent. A "CBU" is a collection box unit which was the subject of the agreement made the 16th day of May, 1995 by and among Dawn and Leslie Locke, Inc. Commissions shall not be payable on CBU Revenues in excess of Twenty-five Million ($25,000,000.00) Dollars.

              (2) "Revenues" mean all cash compensation actually received by Dawn on a cumulative basis from all sales, leases, licenses and other conveyances of all CBU's hereafter manufactured by, or under authority of, Dawn and/or any of its subsidiaries, less sales taxes, shipping costs, and actual returns for which refunds or credits have been given.

              (3) The Commission shall be payable quarterly within twenty (20) days after the end of each calendar quarter with respect to Revenues received by Dawn and/or any of its subsidiaries during the preceding quarter, less an amount equal to the aggregate refunds or credits actually given by Dawn for returned items. Payment of the Commission shall be accompanied by a written report setting forth sufficient information to permit the calculation by Former Employee of the Commission due hereunder.

     (b) Except as provided in subsection (a), this agreement shall not entitle Former Employee to receive any benefits made available by Dawn to any of its officers or other employees.

7.   TERM

     (a) The term of this agreement shall continue until the third anniversary of the date hereof.

     (b) This agreement shall terminate automatically upon the death of Former Employee. However, Dawn shall be required to pay Former Employee's estate any amounts payable to him hereunder which accrue before that date.

8.   CHOICE OF LAW

     This agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

9.   NOTICES

     Notices given under this agreement shall be valid only if in writing and properly mailed. A notice shall be properly mailed only if mailed by certified or registered mail, postage prepaid, and if the notice is properly addressed. A notice to a party shall be properly addressed only if addressed to the address of the party set forth in Article 1 or to any other address as the party may designate by giving notice to the other party. A notice shall be deemed given when it is properly mailed.

10.  INTERPRETATION

     (a) Captions and headings used in this agreement are for reference only.

     (b) A male or female person may be referred to in this agreement by a neuter pronoun. A person other than an individual person may be referred to in this agreement by a personal pronoun. The singular includes the plural and the plural includes the singular.

     (c) A provision of this agreement which requires a party to perform an action shall be construed so as to require the party to perform the action or to cause the action to be performed. A provision of this agreement which prohibits a party from performing an action shall be construed so as to prohibit the party from performing the action or permitting others to perform the action on the party's behalf.

     (d) "Including" means "including but not limited to". "Any" means "any and all". "May" means "may but shall not be obligated to".

For purposes of this agreement, Former Employee's employment by Dawn shall be deemed to have continued through the term of this agreement.

     (e) This agreement may not be changed or cancelled orally.

11.  BINDING EFFECT

     This agreement shall be binding upon the parties and their respective successors and assigns. The submission of any unexecuted copy of this agreement shall not constitute an offer to be legally bound by the provisions of the document submitted, and no party shall be bound by this agreement until it is executed by all of the parties designated in Article 1. This instrument has been executed in counterparts and each counterpart constitutes an original document.

12.  SEVERABILITY

     If any provision of this agreement or the application of any provision to any person or circumstance shall be invalid or unenforceable, neither the balance of this agreement nor the application of the provision to other persons or circumstances shall be affected. Each provision of this agreement shall be valid and shall be enforced to the full extent permitted by law.

     To signify their agreement to the foregoing, Dawn has caused this agreement to be executed and attested to by its duly authorized officers and Former Employee has signed this agreement.

Witness:                                                Dawn Technologies, Inc.

                                                By: /s/ NICHOLAS GARRUTO
-----------------------                         --------------------------
                                                 Nicholas Garruto,
                                                 Chief Financial Officer


                                                /s/ JOHN McTIGUE
                                                ------------------------------
                                                John McTigue